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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                      (Unaudited - in millions, except ratios)
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
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Year ended December 31                      1994   1993(2)   1992   1991   1990
Income (loss) from continuing operations
  before income tax expense (benefit)
  and cumulative effect of accounting
  change                                   $ 801    $(330)    $753   $688   $16
Add:
  Interest costs                             242      232      221    231   264
  Estimated interest included
    in rentals (1)                            43       44       43     36    35
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Fixed charges as defined                     285      276      264    267   299
  Interest costs capitalized                  (5)     (10)     (10)    (9)   (5)
  Losses of less than majority owned
    affiliates, net of dividends              18       27       34     32    22
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  Income (loss) as adjusted               $1,099     $(37)  $1,041   $978  $332
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Ratio of earnings to fixed charges          3.86    (0.13)    3.94   3.66  1.11
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Three months ended March 31                                                 1995

Income before income taxes                                                  $200
Add:
  Interest  costs                                                             53
  Estimated interest included in rentals (1)                                  11
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Fixed charges as defined                                                      64
  Interest costs capitalized                                                  (1)
  Losses of less than majority
    owned affiliates, net of dividends                                         1
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  Income as adjusted                                                        $264
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Ratio of earnings to fixed charges                                          4.13
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
(1) Represents the estimated interest portion of rents.

(2) Earnings were inadequate to cover fixed charges for the year-ended
    December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.
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